Exhibit 21.1

SUBSIDIARIES OF SMART ONLINE, INC.

Name of Subsidiary	State of Incorporation

Smart Commerce, Inc.*	Delaware

Smart CRM, Inc.*	Delaware

*  Merged into Smart Online, Inc., effective December 31, 2008